EXHIBIT 21

SUBSIDIARIES OF INTER-TEL, INCORPORATED

     Listed below are all the subsidiaries of Inter-Tel, Incorporated, as well as the jurisdiction under the laws of which each was organized, and the percentage of the outstanding voting stock of each owned by Inter-Tel, Incorporated as of December 31, 2004.

	Percentage	State or
	of Voting	Jurisdiction
Name	Stock Owned	of Organization
Inter-Tel Integrated Systems, Inc.	100%	Arizona
Inter-Tel Technologies, Inc.	100%	Arizona
Inter-Tel Leasing, Inc.	100%	Arizona
Inter-Tel Software and Services, Inc.	100%	Arizona
Inter-Tel Midwest, Inc.	100%	Delaware
Inter-Tel Incorporated-New Jersey	100%	Delaware
Inter-Tel NetSolutions, Inc.	100%	Texas
Inter-Tel DataCom, Inc.	100%	California
Southwest Telephone Systems, Inc.	100%	New Mexico
American Telcom Corp. of Georgia, Inc.	100%	Georgia
Access West, Inc.	100%	Delaware
Inter-Tel Europe, Limited	100%	United Kingdom
Swan Solutions Limited	100%	United Kingdom
Callview Limited	100%	United Kingdom
Inter-Tel Lake Limited	100%	Ireland
Inter-Tel Japan, Inc.	100%	Japan
Tri-Com Communications, Inc.	100%	North Carolina
Florida Telephone Systems, Inc.	100%	Florida
NTL Corporation dba ComNet of Ohio	100%	Ohio
Integrated Telecom Services Corporation	100%	Kentucky
Telephone Corporation of America, Inc. (Telcoa)	100%	Maryland
TDI Services Corporation, Technology Dynamics for the 21st Century	100%	Virginia
Inter-Tel Business Information Systems, Inc.	100%	Arizona